Exhibit 3.01

                            Articles of Incorporation

                            ARTICLES OF INCORPORATION
                                       OF
                               GOLD STANDARD, INC.

                                    * * * * *

       We, the undersigned natural persons of the age of twenty-one years or more, acting as incorporators of a corporation pursuant to the Utah Business Corporation Act, adopt the following Articles of Incorporation for such corporation:

                                   ARTICLE I.
                                   ----------

       The name of this corporation is -  -  Gold Standard, Inc.

                                   ARTICLE II.
                                   -----------

       The duration of this corporation is perpetual.

                                  ARTICLE III.
                                  ------------

       Section 1. To generally engage in the mining, oil and gas business for profit; to engage in, conduct ventures in, perform contracts and have dealings in any and all mineral operations, explorations, geologic and engineering activities, drilling, mineral recovery, smelting, refining and marketing; to conduct business and dealings in mineral properties, interests, investments, rights and royalties of all kinds and description; including the rendering of such or related services and performances to other business entities by contract or other arrangement.

       Section 2. To engage in any other and all lawful business ventures, purposes, acts, or activity in various fields of endeavor, for which a business corporation may be organized under the Utah Business Corporation Act.

                                   ARTICLE IV.
                                   -----------

       Without being limited or restricted thereto, the general powers of this corporation shall include:

       Section 1. To purchase, take, receive, lease, or otherwise acquire, own, hold, improve, use and otherwise deal in and with, real and personal property, or any interest therein, wherever situated.

       Section 2. To sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of all or any part of its property or assets.

       Section 3. To make contracts and guarantees, and incur liabilities, borrow money, issue obligations and secure obligations by mortgage or pledge of all or any property, franchises and income.


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       Section 4. To acquire,  hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent, patent rights, licenses and privileges, inventions, improvement and processes, copyrights, trademarks and trade names, relating to, or useful or profitable for the corporate business and purposes.

       Section 5. All powers necessary or convenient to effect any or all of the purposes for which the corporation is organized.

       Section 6. All other powers enumerated, granted or implied under the provisions of the Utah Business Corporation Act (Section 16-10-4 of the Utah Code Annotated, 1953, as amended to date).

       Section 7. The powers and purposes of this corporation as specified hereinbefore shall not restrict or limit by reference or inference, except as otherwise specifically expressed as so doing, the terms of any other clause of these articles.

                                   ARTICLE V.
                                   ----------

       The aggregate number of shares which this corporation shall have authority to issue shall be One Hundred Million (100,000,000); and the par value of such shares is One Mill ($0.001) each, with the total authorized capital of the corporation being One Hundred Thousand Dollars ($100,000.00).

       There shall be but one class of stock of equal rights and preferences, known as common stock.

       All shares shall be non-assessable.

       Pre-emptive rights of a shareholder to acquire unissued shares of the corporation are denied, and no such right shall exist. Any unissued shares or other securities of the corporation may be issued and disposed of by the Board of Directors to such person, on such terms, at such prices, and in such manner, as the Board of Directors may in its sole discretion and judgment determine.

                                   ARTICLE VI.
                                   -----------

       This corporation will not commence business until consideration of the value of at least one thousand dollars has been received for the issuance of shares.

                                  ARTICLE VII.
                                  ------------

       Provisions for Regulation of Internal Affairs of Corporation
       ------------------------------------------------------------

       Section 1. The Board of Directors shall have the power to adopt ByLaws for the corporation and to amend the same from time to time at any regular or special meeting of the Board of Directors. The affairs of the Corporation shall be governed by these Articles of Incorporation until ByLaws are adopted, and thereafter shall be governed by the Articles of Incorporation and the By-Laws.



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       Section 2. The Board of Directors  shall have the power to fix the fiscal period of the corporation, and until change the fiscal period shall commence July 1st and end the following June 30th.

       Section 3. Meetings of shareholders may be held at such place either within or without this state, as may be provided further in the By-Laws. An annual meeting of the shareholders shall be held at such time as may be provided in the By-Laws. Failure to hold the annual meeting at the designated time shall not work a forfeiture or dissolution of the corporation.

          Special meetings of the shareholders may be called by the Chairman of the Board, the President, the Board of Directors, the holders of not less than one-tenth of all shares entitled to vote at the meeting, or, by such other officers or persons as may be provided in the articles or the ByLaws.

          A majority of the shares of the common stock of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the shareholders.

       Section 4. Vacancies in the Board of Directors may be filled by an affirmative vote of a majority of the remaining Directors. Any directorship to be filled by reason of an increase in the number of Directors shall also be filled by the Board of Directors, such appointment to be until the next annual meeting or special meeting called for the purpose of such election.

          A  majority  of  the  then  established   number  of  directors  shall
constitute a quorum for the transaction of business, until or unless a greater number is required by the By-Laws.

          Meetings of the board of directors, regular or special, may be held either within or without this state, upon notice as prescribed in the ByLaws or compatible with law. Unless required by the By-Laws, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of meeting or waiver.

                                  ARTICLE VIII.
                                  -------------

       The initial registered agent and registered office are:

       Registered Agent:  Scott L. Smith

       Registered Office:  725 Kearns Building
                           Salt Lake City, Utah  84101

                                   ARTICLE IX.
                                   -----------

       The number of directors of this corporation may be fixed by the Board of Directors and By-Laws, but in no case to be less than three nor more than seven. Directors terms shall be until a stockholders' meeting is called and successors


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are elected and qualify. A director must be a shareholder.  The initial Board of
Directors shall consist of three members and their respective names and addresses are:

             Name:                            Address:
             -----                            --------

          Scott L. Smith             4931 Marilyn Drive
                                     Salt Lake City, Utah  84117


          Paul C. O'Leary            2571 Solar Drive
                                     Salt Lake City, Utah  84117

          John Simpson               242 West Third North
                                     Salt Lake City, Utah  84103

         Officers of the corporation shall be elected by the Board of Directors, and may or may not also serve as directors. The officers shall include a President, a Vice-President, a Secretary and a Treasurer. The offices of Secretary and Treasurer may be combined. Additional offices may be established by the Board of Directors through the By-Laws.

         Until successors are elected and qualify, the initial officers of the corporation shall be:

               Scott L. Smith     -         President
               Paul C. O'Leary    -         Vice-President
               John Simpson       -         Secretary and Treasurer

         The duties of the officers shall be those usually incumbent upon the holders of such office, and in conformity with By-Laws and the policy set by the Board of Directors. Such duties shall include the preparation and keeping of proper and necessary books, records and accounts, of such nature and at such place as may be designated by the Board, or as stated in the By-Laws.

                                   ARTICLE X.
                                   ----------

       The name and address of each incorporator is as follows:

          Scott L. Smith             4931 Marilyn Drive
                                     Salt Lake City, Utah  84117

          Paul C. O'Leary            2571 Solar Drive
                                     Salt Lake City, Utah  84117

          John Simpson               242 West Third North
                                     Salt Lake City, Utah  84103

                                   ARICLE XI.
                                   ----------

       No contract or other transaction between this corporation and any other corporation shall be affected or invalidated solely by the fact that any director or officer of this corporation is interested in, or is a director or


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officer of such other  corporation,  and any director or  directors,  officer or officers, individually or jointly, may be a party or parties to or may be interested in any contract or transaction of this corporation or in which this
corporation  may  be  interested;   and  no  contract  or  transaction  of  this
corporation with any person, firm or corporation, shall be affected or invalidated solely by the fact that any director or officer of this corporation is a party or interested n such contract, act or transaction; provided that the full extent of the interest and connection of such director or officer shall have been fully disclosed to the board of directors, and the board shall not have disapproved of such contract or transaction under the circumstances disclosed.

       EXECUTED on this 28th day of November, 1972 at Salt Lake City, Utah.

       INCORPORATORS:
                                                 /s/ Scott L. Smith
                                                 ------------------
                                                 Scott L. Smith


                                                 /s/ Paul C. O'Leary
                                                 ------------------
                                                 Paul C. O'Leary


                                        and,     /s/ John Simpson
                                                 ------------------
                                                 John Simpson

                                    * * * * *